Exhibit 107

Filing Fee Table

           F-1

(Form Type)

NFT LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Equity	Class A ordinary shares, par value $0.005 each	Rule 457(o)	9,253,262	$2.1614	$20,000,000.50	(1)	0.00015310	$3,062
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.005 each(3)	Rule 457(g)	9,253,262	$2.1614	$20,000,000.50	(2)	0.00015310	$3,062
	Total Offering Amounts					$20,000,000.50			$3,062
	Total Fees Previously Paid								$0
	Total Fee Offset								$0
	Net Fee Due								$$3,062

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share for the 9,253,262 Class A ordinary shares is $2.1614, which is the conversion price of the convertible promissory notes.

(3)	Represents 9,253,262 Class A Ordinary Shares issuable upon conversion or redemption of the outstanding convertible promissory notes issued on May 16, 2025